                                                                   EXHIBIT 99.1






NEWS RELEASE


                                                                 [VERIZON LOGO]


FOR IMMEDIATE RELEASE                       CONTACT:
JUNE 30, 2000                               PETER THONIS
                                            212-395-0500
                                            972-507-5367

                                            DAVID FRAIL
                                            212-395-7726


                 BELL ATLANTIC AND GTE COMPLETE THEIR MERGER AND
                          BECOME VERIZON COMMUNICATIONS

                COMPANY WILL LAUNCH ON MONDAY WITH NEW VZ TICKER;
                          BOARD OF DIRECTORS ANNOUNCED


NEW YORK -- Bell Atlantic Corp. (NYSE:BEL) and GTE Corp. (NYSE:GTE) completed their merger today, creating Verizon Communications, a formidable new competitor in global communications. Verizon Communications will begin trading on the New York Stock Exchange (NYSE) under its new VZ symbol on Monday, July 3, with Charles R. Lee, Verizon chairman and co-CEO, and Ivan Seidenberg, Verizon president and co-CEO, ringing the NYSE's opening bell that morning.

         The VZ symbol was selected because it uses the two letters of the Verizon logo that graphically portray speed, while also echoing the genesis of the company name: "veritas," connoting certainty and reliability, and "horizon," signifying forward-looking and visionary.

Verizon News Release, page 2




"Speed, customer service and innovation are the hallmarks of the Verizon team," Lee said. "Our new brand and trading symbol will visibly affirm these commitments daily to our employees, our customers and our shareholders."

         "From day one, Verizon will be a leader in the communications industry," Seidenberg said, "with more ways to touch customers, more cash to fuel growth and innovation, and more investment capital to deploy the technologies of the future than any company before us."

         With more than 260,000 employees, Verizon companies are the largest providers of wireline and wireless communications in the United States, with 95 million access line equivalents and 25 million wireless customers. Verizon also is a leading provider of high-speed data services and the world's largest print and on-line directory company. The company's global presence extends to some 40 countries in the Americas, Europe, Asia and the Pacific.

                      VERIZON BOARD OF DIRECTORS ANNOUNCED;
                             SHARES TO BE EXCHANGED

         The new Verizon board of directors is composed of an equal number of former directors from Bell Atlantic and GTE. In addition to Lee and Seidenberg, the board consists of:

o James R. Barker, chairman, The Interlake Steamship Co. and vice chairman of Mormac Marine Group, Inc. and Moran Towing Company

o    Edward H. Budd, retired chairman, The Travelers Corporation

o Richard L. Carrion, chairman, president and CEO, Banco Popular de Puerto Rico and Popular, Inc.

o    Robert F. Daniell, retired chairman, United Technologies Corporation

o Helene L. Kaplan, of counsel to the law firm Skadden, Arps, Slate, Meagher & Flom LLP

o Sandra O. Moose, senior vice president and director of The Boston Consulting Group, Inc.

o    Joseph Neubauer, chairman and CEO, ARAMARK Corporation

o    Thomas H. O'Brien , chairman and CEO, The PNC Financial Services Group,
     Inc.

o    Russell E. Palmer, chairman and CEO, The Palmer Group

o    Hugh B. Price, president and CEO, National Urban League

o    Walter V. Shipley, retired chairman and CEO, The Chase Manhattan
     Corporation

o    John W. Snow, chairman, president and CEO, CSX Corporation

o John R. Stafford, chairman, president and CEO, American Home Products Corporation

o    Robert D. Storey, partner, law firm of Thompson, Hine & Flory LLP

Verizon News Release, page 3


         Under the terms of the merger agreement, GTE shareowners are receiving
1.22 shares of Verizon Communications common stock in exchange for each share of GTE common stock owned as of June 30, 2000, the effective date of the merger. In mid-July, former GTE shareowners will receive information relating to the exchange of their GTE certificates for Verizon certificates. Shareowners of the former Bell Atlantic do not have to take any action.

         Verizon Communications will have approximately 2.7 million individual shareowners, consisting of former Bell Atlantic and GTE shareowners, and approximately 2.7 billion shares outstanding.

                         REGULATORY APPROVALS COMPLETED

         Completion of the merger follows review and approvals by Bell Atlantic and GTE shareowners, 27 state regulatory commissions and the FCC, and clearance from the Department of Justice (DOJ), as well as completion of an initial public offering (IPO) of Genuity (Nasdaq:GENU), GTE's Internet infrastructure company. Divestiture of 90.5 percent of Genuity was a condition for the approval of the merger by the Federal Communications Commission (FCC), and the IPO was priced and shares commenced trading this week. Verizon maintains a 9.5 percent equity interest in Genuity, with the option to increase its ownership to up to 80 percent in the future, once Verizon has eliminated regulatory restrictions.

         The companies also were required by the DOJ to resolve all wireless overlaps in accordance with guidelines in a consent decree among the DOJ, the merging companies, and Vodafone AirTouch plc, which contributed wireless assets to Verizon Wireless in a separate transaction with Bell Atlantic. All overlap issues were resolved by the companies through a series of transactions and the establishment of a divestiture trust for certain properties pending new ownership, in keeping with the consent decree.

Verizon News Release, page 4


                             VERIZON COMMUNICATIONS

         Verizon Communications (NYSE:VZ), formed by the merger of Bell Atlantic and GTE, is one of the world's leading providers of communications services. Verizon companies are the largest providers of wireline and wireless communications in the United States, with 95 million access lines and 25 million wireless customers. A Fortune 10 company with more than 260,000 employees and approximately $60 billion in 1999 revenues, Verizon's global presence extends to 40 countries in the Americas, Europe, Asia and the Pacific. For more information on Verizon, visit www.verizon.com.


                                      ####

ON THE INTERNET: Verizon news releases, executive speeches and biographies, news media contacts and other information are available at Verizon's News Center on the World Wide Web (www.verizon.com/news). To receive news releases by email, visit the News Center and register for personalized automatic delivery of Verizon news releases.


EDITORS ADVISORY

A VIDEO NEWS RELEASE WITH FOOTAGE OF CHARLES LEE AND IVAN SEIDENBERG, THE CO-CEOS OF VERIZON, COMPLETING MERGER DOCUMENTS OF THE NEW COMPANY AND ALSO INCLUDING B-ROLL OF THE MERGED COMPANIES' OPERATIONS WILL BE AVAILABLE TODAY (6/30) VIA SATELLITE FEED. THE FEED WILL BE BROADCAST FROM 4:00 TO 4:15 P.M. EASTERN TIME. THE COORDINATES ARE C-BAND: GALAXY 3, TRANSPONDER 15, AUDIO 6.2 AND 6.8.

MEDIA WANTING TO COVER LEE AND SEIDENBERG OPENING THE NEW YORK STOCK EXCHANGE ON MONDAY, JULY 3, CAN CONTACT ROBERT VARETTONI AT 212-395-0500.